EXHIBIT 99.1

Sharps Compliance Corp. Promotes David P. Tusa to President; Appoints Diana P. Diaz as CFO

HOUSTON, June 10, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, announced today that its Board of Directors has promoted David P. Tusa to the position of President and appointed Diana P. Diaz as Vice President and Chief Financial Officer.

Dr. Burton J. Kunik, who retains the position of Chairman and CEO, commented, "David's promotion is well deserved.   Over the past seven plus years David has been a key player in driving our growth, strengthening our balance sheet and ensuring efficiency in our operations. Of note, he has been instrumental in the success and management of the Company's Medical Waste Management System program with a major U. S. Government agency."

David P. Tusa commented, "We welcome Diana P. Diaz to the Sharps Compliance team and believe her wealth of experience in public accounting and the health care industry will serve us well as we continue to build our customer base and grow revenue."

Mr. Tusa joined Sharps Compliance in February 2003. In addition to other roles involving companies that experienced successful growth, prior to his employment with the Company, Mr. Tusa was the Executive Vice President and Chief Financial Officer of Billing Concepts Corp., a publicly-held telecommunications billing and technology-focused company and Senior Vice President and Chief Financial Officer of Serv-Tech, Inc., a publicly-held specialty services company. He served as an advisor to the Board of Directors of Sharps Compliance from October 2001 to February 2003. Mr. Tusa's background also includes seven plus years with the international audit and tax firm of KPMG, finishing his experience there as a Senior Audit Manager. He is a Certified Public Accountant and earned a B.B.A. from the University of Houston.

Diana P. Diaz's career includes over ten years at Deloitte, where she finished her experience as Senior Audit Manager. Since then, she has served in progressively challenging roles in the energy and health industries to include Vice President and Controller of the wholesale group at Reliant Energy, Inc. and more recently as Chief Financial Officer of University General Hospital in Houston, TX. Ms. Diaz is a Certified Public Accountant. She earned her M.B.A at Rice University and her B.B.A. from the University of Texas at Austin.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated $2 billion untapped market for used syringes and unused medical waste outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physician, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive medical waste and dispensed unused medication solution designed for emergency preparedness programs. Sharps also offers vendor managed inventory programs and Patient Support Programs which incorporate the Company's SharpsTracer™ system.

Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, President
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com